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RMR FUNDS SERIES TRUST
CLASS C
DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

        WHEREAS, the Board of Trustees of RMR Funds Series Trust (the "Trust"), including the Independent Trustees (as defined herein), have concluded in the exercise of their reasonable business judgment and in light of their fiduciary duties under the Investment Company Act of 1940, as amended (the "1940 Act"), that there is a reasonable likelihood that this Plan (the "Plan") will benefit each of the Trust's constituent series (each a "Fund", and together, the "Funds") and the Class C shareholders thereof;

        NOW, THEREFORE, in consideration of the foregoing, this Plan is hereby adopted as follows:

        Section 1.    In accordance with Rule 12b-1 under the 1940 Act, the Trust is authorized to pay (1) a fee (the "Distribution Fee") for services rendered and expenses borne in connection with the distribution of the Class C shares of the Trust, at an annual rate with respect to each Fund not to exceed 0.75% of the average daily net assets attributable to the Fund's Class C shares and (2) a fee (the "Service Fee") for services rendered and expenses borne in connection with the provision of shareholder services to beneficial owners of Class C shares of the Trust, at an annual rate with respect to each Fund not to exceed 0.25% of the average daily net assets attributable to the Fund's Class C shares. The Distribution Fee and Service Fee payable pursuant to this Plan shall not exceed, in the aggregate, 1.00% of the average daily net assets attributable to the Fund's Class C shares.

        Section 2.    As provided in Section 1 hereof, the Trust is authorized to pay a Distribution Fee at an annual rate with respect to each Fund not to exceed 0.75% of the average daily net assets attributable to the Fund's Class C shares. Some or all of such Distribution Fee may be paid to the distributor of the Trust's Class C shares (the "Class C Distributor") in accordance with a distribution agreement with the Class C Distributor. Subject to such limit and subject to the provisions of Section 14 hereof, the Distribution Fee shall be approved from time to time by: (a) a majority of the Board of Trustees of the Trust and (b) a majority of the Trustees who (i) are not "interested persons" of the Trust, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of the Plan or any agreements related thereto ("Independent Trustees"), and may be paid with respect to services rendered and/or expenses borne in the past in connection with the Funds' Class C shares as to which no Distribution Fee was paid on account of such limitation. If at any time this Plan shall not be in effect with respect to the Class C shares of all Funds of the Trust, the Distribution Fee shall be computed on the basis of the net assets of the Class C shares of those Funds for which the Plan is in effect. The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Board of Trustees shall determine.

        Section 3.    Some or all of the Distribution Fee paid to the Class C Distributor may be spent on any activities or expenses primarily intended to result in the sale of Class C shares of the Trust, including but not limited to the following:

  (a)
  compensation to and expenses, including overhead and telephone expenses, of employees of the Class C Distributor that engage in the distribution of the Class C shares;

  (b)
  printing and mailing of prospectuses, statements of additional information, and reports for prospective purchases of Class C shares;

  (c)
  compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Class C shares;

  (d)
  expenses relating to the development, preparation, printing, and mailing of Fund advertisements, sales literature, and other promotional materials describing and/or relating to one or more Funds;

  (e)
  expenses of holding seminars and sales meetings designed to promote the distribution of the Class C shares;

  (f)
  expenses of obtaining the information and providing explanations regarding the Funds' investment objectives and policies and other information about the Trust and its Funds, including the performance of the Funds;

  (g)
  expenses of personal services and/or maintenance of accounts with respect to Class C shares attributable to such accounts; and

  (h)
  expenses of training sales personnel regarding the Trust.

        Section 4.    As provided in Section 1 hereof, the Trust is authorized to pay a Service Fee at an annual rate with respect to each Fund not to exceed 0.25% of the average daily net assets attributable to the Fund's Class C shares. Some or all of such Service Fee may be paid to one or more brokers, dealers, banks or other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of the Trust's Class C shares (the "Class C Servicing Agents") in accordance with shareholder servicing agreements with the Class C Servicing Agents. Subject to such limit and subject to the provisions of Section 14 hereof, the Service Fee shall be approved from time to time by: (a) a majority of the Board of Trustees of the Trust and (b) a majority of the Independent Trustees, and may be paid with respect to services rendered and/or expenses borne in the past in connection with the Funds' Class C shares as to which no Service Fee was paid on account of such limitation. If at any time this Plan shall not be in effect with respect to the Class C shares of all Funds of the Trust, the Service Fee shall be computed on the basis of the net assets of the Class C shares of those Funds for which the Plan is in effect. The Service Fee shall be accrued daily and paid monthly or at such other intervals as the Board of Trustees shall determine. The Trust's investment advisor, investment subadvisor (if any), administrator, distributor and their respective affiliates, are eligible to become Class A Servicing Agents and to receive fees under this Plan.

        Section 5.    Some or all of the Service Fee paid to the Class C Servicing Agents may be spent on any activities or expenses primarily intended to provide support services to such Class C Servicing Agents' customers who are beneficial owners of the Trust's Class C shares, including but not limited to the following:

  (a)
  answering customer inquiries regarding account matters;

  (b)
  assisting in designating and changing various account options;

  (c)
  aggregating and processing purchase and redemption orders and transmitting and receiving funds for shareholder orders;

  (d)
  transmitting, on the Funds' behalf, proxy statements, prospectuses and shareholder reports to shareholders and tabulating proxies;

  (e)
  processing dividend payments and providing sub-accounting services for Fund shares held beneficially; and

  (f)
  providing such other services as a Fund or a Fund's shareholder may request.

        Section 6.    Notwithstanding anything herein to the contrary, no Fund or class of shares shall be obligated to make any Distribution Fee or Service Fee payments under this Plan that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

        Section 7.    The Trust's officers shall monitor, or shall cause the Trust's administrator to monitor, the arrangements pertaining to the shareholder servicing agreements with the Class C Servicing Agents.

        Section 8.    This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

        Section 9.    This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 8 hereof.

        Section 10.    Any person authorized to direct the disposition of monies paid or payable by the Class C shares of the Trust pursuant to this Plan or any related agreement shall provide to the Board of Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

        Section 11.    This Plan may be terminated at any time with respect to the Class C shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities representing the Class C shares of that Fund.

        Section 12.    All agreements with any person relating to implementation of this Plan with respect to the Class C shares of any Fund shall be in writing, and any agreement related to this Plan with respect to the Class C shares of any Fund shall provide:

  (a)
  That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing the Class C shares of such Fund, on not more than 60 days' written notice to any other party to the agreement; and

  (b)
  That such agreement shall terminate automatically in the event of its assignment.

        Section 13.    The Trust shall preserve copies of this Plan, any related agreements, and each written report presented to the Trust's Board pursuant to Section 10 hereof, for a period of not less than six years from the date of such Plan, agreements or report, as the case may be, the first two years in an easily accessible place.

        Section 14.    This Plan may not be amended to materially increase the amount of Distribution Fees or Service Fees permitted pursuant to Sections 1, 2 and 4 hereof with respect to any Fund until such increase has been approved by a vote of at least a majority of the outstanding voting securities representing the Class C shares of that Fund. This Plan shall be deemed to have been effectively approved with respect to the Class C shares of any Fund if a majority of the outstanding securities representing the Class C shares of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding voting securities representing the Class C shares of any other Fund or that this Plan has not been approved by a majority of the outstanding voting securities representing the Class C shares of the Trust. In addition, all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 8 hereof.

        Section 15.    As used in this Plan, the terms "assignment", "interested person", and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Adopted as of October 11, 2007

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RMR FUNDS SERIES TRUST CLASS C DISTRIBUTION AND SHAREHOLDER SERVICES PLAN